Exhibit 10.30
* * * Text Omitted and Filed Separately
with the Secretary of the Commission
Confidential Treatment Requested
CONTRACT MANUFACTURING AND SUPPLY AGREEMENT
     This Agreement (the “Agreement”) is made and entered into as of this 8th day of November, 2010 (the “Effective Date”) by and between Aastrom Biosciences, a Michigan corporation having its principal place of business at Domino’s Farms, Lobby K, 24 Frank Lloyd Wright Drive, Ann Arbor, Ml, 48105 (“Aastrom”) and ATEK Medical, LLC, having its principal place of business at 620 Watson SW, Grand Rapids, MI, 49504 (“Supplier”).
RECITALS
WHEREAS, Aastrom manufactures a stem cell product for use in clinical trials;
WHEREAS, Supplier desires to manufacture Aastrom’s proprietary cell cassette (the “Product”) for use in their manufacturing process; and
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, and subject to the terms and conditions of this Agreement, the parties agree as follows:
1. PRODUCTS
Aastrom hereby grants to Supplier the exclusive right to manufacture the Product as set forth on Appendix A attached hereto, and to assemble, package, label, and sterilize the Product in Supplier’s facilities in accordance with the terms of this Agreement.
2. OBLIGATIONS
2.1	Supplier’s Obligations.
2.1.1	Sterilization Cost. Supplier will include the cost of gamma sterilization in the Product unit cost. Supplier shall arrange for initial sterilization validations and Aastrom requested re-validations using mutually approved protocols. The cost for development of protocols, execution of the validation, and writing of the sterilization final report shall be paid for by Aastrom at a pre-approved cost. Supplier will coordinate sterilization schedules and will generate purchase orders for sterilization to an Aastrom approved contract sterilization company. Subsequent certificates of sterilization will be provided by the contract sterilization company to Supplier. Supplier shall forward such certificates to Aastrom upon shipment of Product and will be included in the Product unit price. In the event of a failed sterilization, Aastrom shall be responsible for the sterilization costs of such product.

2.1.2	Quarterly Dose Audits. Supplier will coordinate the execution of quarterly dose audits related to sterilized Product using a mutually approved standard operating procedure. Aastrom will provide a purchase order for the periodic dose audits with associated bioburden and sterility testing. Any Supplier requested modifications requiring re-validation will be performed at Supplier’s expense.

2.1.3	Purchasing. Supplier is responsible for obtaining all Aastrom approved components pertaining to the Product including those for manufacturing, assembly, packaging, labeling and sterilization in accordance with the schedule and quantities outlined on Appendix A attached hereto, unless otherwise noted in Appendix A of this Agreement. Supplier will order components against pre-approved purchase specifications and will receive components against pre-approved incoming inspection plans.

2.1.4	Schedule. Supplier will ship the Product in accordance with Appendix A of this Agreement.

2.1.5	Production Affecting Events. Supplier will notify Aastrom of any plant shut down, significant manufacturing delay, or other reasonably anticipated event that would result in the inability of Supplier to provide product. Aastrom will be notified within two days of any major shutdown or other information that may impede ATEK in the manufacture of the product.

2.1.6	Sustaining. Supplier shall provide reasonable ongoing manufacturing support of the Product in order to satisfy production requirements outlined in Appendix A.
2.2	Aastrom Obligations.
2.2.1	Purchasing. Aastrom shall order and purchase the Product from Supplier based on the schedule and quantities outlined on Appendix A attached hereto, as amended from time to time by mutual consent, and subject to the Customer Supplied Inventory set forth on Appendix B attached hereto.

2.2.2	Engineering Support. Aastrom shall provide Supplier with reasonable engineering support to initiate and ramp up manufacturing of the Product, including training, substitute part validation and sterilization validation.

2.2.3	Obsolescence. If Aastrom decides to make obsolete a component of the Product, Aastrom shall reimburse Supplier at cost for any remaining inventory of such component and work in process to the extent that such inventory and work in process can be converted into finished Products, but not to exceed three (3) months of the Forecast (as defined in Section 9) Product demand or as agreed to in writing by both parties.

2.2.4	Tooling for External Suppliers. Aastrom shall be responsible for costs in connection to routine tooling maintenance performed by any external supplier appointed by Aastrom.
3. EQUIPMENT & CALIBRATION
All manufacturing equipment will be supplied by Aastrom. Supplier’s calibration group will calibrate all applicable equipment within its capabilities. Calibration requirements for each piece of equipment will be agreed upon individually and provided in writing to Supplier by Aastrom. For all special equipment or processes requiring calibration, Supplier will consult with Aastrom on requirements prior to taking action towards setup and routine calibration. Additional expenses required for special calibration requirements will be agreed upon in advance and submitted to Aastrom for payment.
4. CONFIDENTIALITY
It is anticipated that Aastrom and Supplier will need to exchange confidential information. All such information concerning the subject matter of this Agreement is to be considered confidential by the receiving party whether received orally, visually, or in written form. In the event of any conflict between this Section 4 and any prior confidentiality agreement entered into between the parties, the confidentiality provisions herein shall control.
During the term of this Agreement all confidential information disclosed hereunder shall be used by the recipient solely for the purpose of this Agreement and shall not be used in any way for its own account or for the account of any third party, or disclosed to third parties, nor to those within the recipient’s company who do not have a need to know such information.

Said obligations of confidentiality shall not apply to any information which:
4.1	was in the possession of the recipient before disclosure hereunder as evidenced by written records; or

4.2	is or becomes known to the public through no fault of the recipient party; or

4.3	is information received by the recipient from a third party who is under no obligation to the disclosing party to maintain such information as confidential; or

4.4	is developed by the recipient independent of any disclosure hereunder as evidenced by written records.
All confidential information shall at all times remain the property of the disclosing party, and shall be returned to the disclosing party along with all copies thereof, immediately upon request by the disclosing party.
No disclosure of confidential information shall be deemed to vest in the receiving party any rights in any patents, trade secrets, or intellectual property or other property of the disclosing party, other than as set forth in this Agreement.
5. DESIGN CONTROL AND SPECIFICATIONS
5.1	General. Supplier shall only manufacture the Product to Aastrom’s specifications and shall not change materials, specifications, design/configuration, procedures, packaging or labeling without Aastrom’s prior written consent. Aastrom may reject any Product lots that are defective or otherwise do not conform to Aastrom’s specifications, drawings, or to Aastrom’s purchase orders.

5.2	Changes by Aastrom. Aastrom may change specifications from time to time as needed, (e.g. to meet market requirements, comply with regulatory requirements, improve Product function or quality, or lower Product cost). Any changes in specifications shall be conveyed to Supplier in writing. Supplier shall confirm, in writing, its receipt of Aastrom’s changes and shall use its commercial best efforts to implement the documented changes within forty-five (45) days of notification unless otherwise agreed upon. Once changes are implemented, Supplier shall immediately advise Aastrom in writing of the first Product lot to contain the changes.

Aastrom shall purchase from Supplier any affected finished goods that are in a usable condition and comply with all Aastrom specifications, components or raw materials inventory and work in process to the extent that such inventory and work in process can be converted into finished Products, that Supplier has purchased or completed at Supplier’s actual cost, in aggregate quantities not to exceed the actual accumulated monthly production from Aastrom purchase orders for ninety (90) days preceding notice of discontinuation of the affected components of the Product or unless otherwise mutually agreed in writing. However, Supplier agrees to make commercially best effort to minimize the financial impact to Aastrom by optimizing the procurement of materials for minimal scrap once Aastrom notifies Supplier of such changes.

If any Aastrom specification change directly affects the prices or schedule of the Product, a reasonable adjustment for such increased costs of Supplier shall be made, provided that Supplier makes and Aastrom accepts a written claim for an adjustment prior to manufacturing the Product. Price adjustments shall be limited to the affected component or process and shall not constitute an opportunity to renegotiate any other aspects of this Agreement or the manufacture of the Product. If the parties are unable to agree upon the amount of the adjustment, Aastrom may, without liability to Supplier, terminate this Agreement as to all or part of the affected Products.

5.3	Changes by Supplier. Supplier may recommend design or specification changes to Aastrom but no such changes will be incorporated into the Product without Aastrom’s prior written approval and without following appropriate documentation change procedures. Such Supplier proposed changes shall be made at Aastrom’s expense.

5.4	Discontinuation of Product. Aastrom may discontinue the manufacture of the Product at its sole discretion. In the event Aastrom decides to discontinue the manufacture of the Product, Aastrom shall use commercially best efforts to notify Supplier at least one hundred twenty (120) days prior to Aastrom’s intention to discontinue manufacture of the Product. Failure to provide Supplier prior notice shall not be a breach of this Agreement; provided, however, if Aastrom does not give Supplier one hundred twenty (120) days prior notice, Aastrom agrees to purchase from Supplier any finished goods that are in a usable condition and comply with all Aastrom specifications, component or raw materials inventory and work in process to the extent that such inventory and work in process can be converted into finished Products, that Supplier has purchased or completed at Supplier’s actual cost, in aggregate quantities not to exceed the actual accumulated monthly production from Aastrom purchase orders for ninety (90) days preceding notice of discontinuation of the Product.
6. QUALITY
6.1	Quality Agreement. A separate written Quality Agreement will be drafted and mutually agreed upon between Aastrom and Supplier.
7. PRICING
7.1	General. The Product shall be purchased and sold in U.S. dollars. Prices for the manufacture of the Product are listed in Appendix A.

7.2	Annual Price Adjustment Notification. At least forty-five (45) days prior to the end of the first year of the Term and each year thereafter that this Agreement remains in effect, Supplier shall notify Aastrom of any proposed Product unit price increase or decrease for the next succeeding year. Any increase or decrease in Product unit price shall be applicable only to those production lots of the Product of which the production process is completed after the change and cost becomes effective and shall remain in effect until another price change occurs.

7.3	Justification of Price Increases. Supplier will provide written rationale for its price increases for the Product any year during the Term upon Aastrom’s request. Aastrom and Supplier will work collaboratively and in good faith to mitigate any potential cost increases.

7.4	Scrap. Supplier unit cost shall assume a scrap rate of [ * * * ]%. If during term of this agreement actual scrap rate exceeds [ * * * ]% for a period of thirty (30) days or more, Supplier will notify Aastrom in writing of the actual scrap rate and failure mode. Supplier and Aastrom will work collaboratively to determine root cause of the increased scrap. When the supplier and Aastrom agree on the root cause, financial responsibility shall remain with the party at cause. Best efforts shall be made by both parties to resolve all scrap issues within 90 days from occurrence.

7.5	Cost Reduction. Both parties shall continuously work towards reducing costs. Any cost reduction efforts researched and implemented by both parties shall result in a 50/50 gain sharing of the savings realized. When a cost saving measure is solely driven by Aastrom the savings will benefit Aastrom 100%. Aastrom and Supplier will meet periodically to review cost reduction efforts and define an action plan for driving improvement.

* * * Text Omitted and Filed Separately
with the Secretary of the Commission
Confidential Treatment Requested

8. TERM
The term of this Agreement shall be four (4) years from the Effective Date (the “Term”). At the end of the initial Term, this Agreement shall terminate automatically without notice, unless, prior to that time, the Term is extended by mutual written consent of the parties delivered at least six (6) months prior to the termination date. The minimum term extension is to be no less than two (2) years, except as expressly limited by the terms of this Agreement. Sections 3 and 11 through 28 shall survive the expiration or termination of this Agreement.
9. TERMINATION
9.1	Procedure for Termination: This Agreement may be terminated as follows:
9.1.1	Either party may terminate this Agreement if the other party materially defaults in the performance of any provision of this Agreement. Should any such default occur, then the non-defaulting party may give written notice to the defaulting party that if the default is not cured within forty-five (45) days, the Agreement will be terminated. If the non-defaulting party gives such notice and the default is not cured during the forty-five (45) day period, then the Agreement shall automatically terminate at the end of such period unless an extension is mutually agreed to by both parties.

9.1.2	In addition to other remedies, either party may terminate the Agreement at any time if either breaches its confidentiality obligations under Section 3, in which case termination shall be effective immediately upon receipt of notice of the breach and of termination.

9.1.3	Either party may immediately terminate this Agreement by written notice upon the occurrence of any of the following events: (i) the other party is or becomes insolvent or unable to pay its debts as they become due within the meaning of the United States Bankruptcy Code (or any successor statute) or any analogous foreign statute; or (ii) the other party appoints or has appointed a receiver for all or substantially all of its assets, or makes an assignment for the benefit of its creditors; or (iii) the other party files a voluntary petition under the United States Bankruptcy Code (or any successor statute) or any analogous foreign statute; or (iv) the other party has filed against it an involuntary petition under the United States Bankruptcy Code (or any successor statute) or any analogous foreign statute, and such petition is not dismissed within ninety (90) days.
9.2	Return of Confidential Information and Equipment. Upon termination of this Agreement for any reason, each party shall return all confidential information, including, but not limited to technical information, and any equipment belonging to Aastrom, each party shall make no further use of such information.

9.3	Inventory and Equipment Purchase Upon Termination. If the Agreement is terminated by Supplier for material breach by Aastrom then Aastrom shall purchase: (a) finished Product that are in a usable condition and comply with all Aastrom specifications, including sterility on the date of termination; and (b) ninety (90) day work in process and component and raw materials inventory to the extent that such work in process and inventory can be converted into finished Products, all based on Aastrom’s Forecast needs. Such purchases shall be made within sixty (60) days following the effective date of the termination.

9.4	Other Termination. If the Agreement terminates by mutual agreement of both parties, then both parties will mutually agree upon the purchase and/or disposition of raw component materials, Product and/or equipment. Supplier shall provide reasonable technical support to transition Product to new manufacturing facility. Such technical support will be provided at Supplier’s published engineering rates and shall be at Aastrom’s expense. If the Agreement terminates by

Aastrom for material breach by Supplier, then Aastrom shall be required to purchase any raw materials, inventory or Products at any stage of assembly as long as all materials are within current Aastrom specification.
10 FORECAST, ORDERS AND QUANTITY
10.1	Purchase Orders. Orders by Aastrom shall be initiated by purchase orders executed by an authorized representative of Aastrom. Supplier shall provide written confirmation to Aastrom within 3 business days. If Supplier is unable to meet requested delivery date Supplier will provide alternative delivery date based on current manufacturing schedule. Supplier will make best effort to achieve Aastrom requested delivery date.

10.2	Delivery. Supplier shall use best efforts to ship the Product for delivery by the requested date on the Aastrom purchase order. In order for shipment to be considered timely, a delivery must be shipped no earlier than three (3) days prior or no days later to the requested date.

10.3	Production Forecast. Aastrom will provide to Supplier a twelve (12) month rolling forecast (“Forecast”) upon the placement of initial production order. At all times the first three (3) months will represent a firm production demand.
11 SHIPMENT, RISK OF LOSS AND PAYMENT TERMS
Supplier shall ship the Product in accordance with Aastrom’s delivery instructions specified in Aastrom’s purchase orders. Delivery shall be FOB Supplier’s dock in Grand Rapids, MI. Supplier shall deliver all Products ordered by Aastrom in accordance with the requested delivery dates as indicated in Aastrom’s purchase orders. Aastrom shall be responsible for shipping costs.
All Products delivered by Supplier pursuant to this Agreement shall be packed as per standard operating procedure for the designated carrier. All Product shipped will include the Certificate of Conformance and will specify Aastrom part number, lot number and quantity. All Product will be shipped with appropriate shipping documentation and clearly marked with part number, order number, and quantity.
Payments for Products are due within thirty (30) days of the invoice date. In the event that any terms and conditions on any Supplier invoice or Aastrom purchase order conflict with the terms of this Agreement, the terms of this Agreement shall govern.
12 INTELLECTUAL PROPERTY RIGHTS
All confidential information, including technical data and intellectual property rights, including without limitation, patents, patents pending, patent applications, trademarks, service marks, trade secrets and copyrights (the “Intellectual Property”), associated with the development, design, and manufacture of the Product are and shall remain the exclusive property of Aastrom, and may be used by Supplier only as specifically set forth in this Agreement. Aastrom reserves to itself and retains all right, title and interest in and to the Intellectual Property embodied in the Product and to any modifications, enhancements, improvements and upgrades thereto.
Supplier understands and agrees that it has no license to any Aastrom product, technology, Intellectual Property or other property, except as set forth in this Agreement.
13 WARRANTY AND PRODUCT RECALL
13.1	Warranty. Supplier warrants for the shelf life period (18 months) of the Product after delivery that (i) the Product shall be manufactured in compliance with documentation provided and certified by

Aastrom; (ii) the Product delivered shall conform to documented specifications, including component inspection, test, and product release testing; (iii) any components or parts shall be sourced from Aastrom approved vendors and inspected by mutually approved incoming inspection plans; (iv) the Product will be free of defects related to internal sterilization, workmanship, or material; (v) it shall not manufacture Product in advance of confirmed purchase orders so that the Product is delivered with the longest possible expiration date; and (vi) it shall manufacture the Product in a workmanlike manner and in accordance with industry standards and not in violation or infringement of any patent, copyright or trademark laws (the “Product Warranty”). Should any failure to conform to the Product Warranty become apparent, Aastrom shall notify Supplier in writing, and Supplier will either correct such nonconformity by repair or replacement of the defective Product or credit Aastrom for any payments made with respect to the value of any defective Product including related direct expenses to Aastrom.
13.2	Aastrom warrants that the specifications and license contemplated herein do not violate or infringe any laws, regulations or standards, including any patent, copyright or trademark laws.

Supplier’s Product Warranty does not extend to (i) any Product rendered defective by a component provided by Aastrom, unless Supplier is aware of the defect at or before the time the Product is assembled, or (ii) to defects caused by improper sterilization, use, transportation, maintenance or storage; negligence; or unauthorized repair, service or modification, unless caused by Supplier.

EXCEPT FOR THE WARRANTIES SET FORTH IN THIS AGREEMENT, SUPPLIER EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, ARISING BY OPERATION OF LAW OR OTHERWISE, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
14 INDEMNIFICATION AND LIMITATION OF LIABILITY
14.1	Indemnification. Each party (the “Indemnifying Party”) will indemnify and hold harmless the other party (the “Indemnified Party”) from any claims, actions, proceedings, awards, demands, losses, damages or expenses suffered by the Indemnified Party (“Losses”), whether or not such Losses relate to any liability to a third party, claimed or arising from or relating to a material breach of the Indemnifying Party’s representations, warranties or covenants under this Agreement or the Indemnifying Party’s negligence.

Supplier shall not indemnify Aastrom for any Losses claimed or arising from or relating to (A) the Intellectual Property provided by Aastrom for the manufacture of or incorporation into the Product, or (B) the use of the Product by customers in any manner inconsistent with the Product’s intended purposes.

14.2	Procedure. To obtain indemnification, the Indemnified Party shall: (a) provide prompt notice in writing of any such Losses claimed to the Indemnifying Party and permit the Indemnifying Party, through counsel chosen by the Indemnifying Party, the opportunity to answer and defend such claims; and (b) provide the Indemnifying Party information, assistance and authority, at the Indemnifying Party’s expense, to assist the Indemnifying Party in defending such claims. Neither party shall be responsible for any settlement made by the other party without the other party’s prior written approval. Neither party shall admit any liability of the other party without the other party’s prior written approval.

14.3	Limitation of Liability. Notwithstanding any other provision of this Agreement, neither party shall be liable to the other for, nor obligated to allow claims for, special, incidental, consequential, or other indirect damages or expenses of any kind.

15 ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE PARTIES
15.1	Aastrom hereby represents and warrants to Supplier that:
15.1.1	Aastrom is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Michigan, and has all corporate power and authority to own, lease and operate its properties and to carry on its businesses as it is currently being conducted. Aastrom has all necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by Aastrom.

15.1.2	Aastrom is the lawful owner of all right, title and interest in and to the applicable Intellectual Property incorporated in the Product, free and clear of all liens, claims, security interests or other restrictions or encumbrances.
15.2	Supplier hereby represents and warrants to Aastrom that:
15.2.1	Supplier is a company duly organized and existing under the laws of the State of Minnesota, and has all power and authority to own, lease and operate its properties and to carry on its businesses as currently conducted. Supplier has all necessary power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by Supplier.

15.2.2	Supplier has the manufacturing and assembly facilities and personnel reasonably necessary to perform its functions and otherwise carry out its obligations under the terms of this Agreement.

15.2.3	Supplier warrants that all Products manufactured, sold and shipped pursuant to this Agreement shall have been manufactured and shipped by Supplier in compliance with applicable U.S. Food and Drug Administration regulations and current Good Manufacturing Practices requirements set forth in the Quality System promulgated under the U.S. Food, Drug & Cosmetic Act.
16 RELATIONSHIP OF THE PARTIES
The parties understand and agree that Supplier is a vendor to Aastrom and that neither party is an agent of the other nor are the parties to be legal partners, joint ventures or otherwise. Except as expressly set forth in this Agreement, no rights or licenses are granted by either party to the other. Neither party shall be entitled to participate in any plans, arrangements or distributions offered by the other party to its employees, including without limitation any bonus, profit sharing, insurance or similar benefits. Each party shall be solely responsible to purchase any required insurance on behalf of its employees and to pay any applicable taxes. Neither party has authority to bind the other by contract or agreement, of any kind, nor to undertake any obligation on behalf of the other party.
17 SUCCESSORS, ASSIGNS AND SUBCONTRACTORS
This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither party may assign rights nor delegate duties, including to a subcontractor, under this Agreement without the prior written consent of the other party except in the event of a merger, consolidation or sale of all or substantially all of its assets and the assignee agrees to be bound to the terms of this Agreement. Any assignee or delegate must agree to be bound by the terms of this Agreement.

18 NO WAIVER
None of the terms of this Agreement shall be deemed to be waived by any party unless such waiver is in writing duly executed by the party to be charged with such waiver and such writing recites specifically that it is a waiver of the terms of this Agreement. The waiver by either party of any breach of any agreement, warranty or covenant contained in this Agreement shall not be construed to act as a waiver of any subsequent breach. The failure or delay of either party to exercise any right, power or remedy shall not operate as a waiver thereof, and all rights, powers and remedies shall continue in full force and effect. All rights, powers and remedies of both parties provided for in this Agreement are cumulative and non-exclusive, except as otherwise expressly provided.
19 NO INVALIDITY
The unenforceability or invalidity of any one or more provisions hereof shall not render any other provision herein contained unenforceable or invalid.
20 ENTIRE AGREEMENT; NO OTHER AGREEMENTS
This Agreement constitutes the entire agreement between the parties relating to the subject matter herein, and all oral or written, prior and contemporaneous proposals, understandings, course of conduct and writings by and between the parties and relating to the subject matter herein is superseded hereby.
Neither party has any other Agreement of any kind or nature with any other person, corporation or entity which would or might prevent it from entering into this Agreement with the other party hereto.
21 MODIFICATION
This Agreement may be modified or altered through written instrument duly executed by Supplier and Aastrom.
22 NOTICES
Any notice, except purchase orders, required to be sent by one party to the other pursuant to the terms of this Agreement shall be effective only if such notice or request is in writing, duly delivered to the other party. Such written notice or request shall be deemed to be duly delivered if delivered in person or sent by telegram, telex or facsimile transmission or sent by registered mail, as follows:
If to Aastrom, to:
Aastrom BioSciences.
Domino’s Farms, Lobby K
24 Frank Lloyd Wright Drive
Ann Arbor, Michigan 48105
Attn: Director of Engineering Development
Facsimile: 734 930-5520
If to Supplier, to:
ATEK Medical, LLC
620 Watson SW
Grand Rapids, MI 49504-6393
Attn: VP Business Development
Facsimile: 616 643-1044

23 CHOICE OF LAW
This Agreement will be governed, construed and enforced in accordance with the laws of the State of Michigan, without regard to the principles of conflicts of laws.
24 DISPUTE RESOLUTION
Final and binding arbitration of any dispute shall be conducted in the State of Michigan. Except with respect to any disputes relating to the provisions on confidentiality and Aastrom’s intellectual property rights, any disputes arising hereunder, if not resolved after good faith negotiation between the parties, shall be finally settled by binding arbitration in accordance with the commercial rules and under the auspices of one arbitrator of the American Arbitration Association. The award thereof shall be final and binding upon both parties. Each party shall bear its own expenses of the arbitration, unless the arbitration award states that the expense shall be otherwise assessed, including its own attorneys’ fees and costs. The parties shall share equally the expenses of the arbitration, including payment to the arbitrator(s).
Notwithstanding the foregoing, in the event both parties hereto are named as defendants by an arms length third party plaintiff asserting a claim against both parties, then and in such event, either party may seek the resolution of their respective indemnity rights and obligations as herein set forth, arising from such claim in said proceedings.
Notwithstanding the foregoing, both parties-acknowledge that any breach by it of its confidentiality obligations or of the provisions governing Aastrom’s intellectual property rights will cause Aastrom irreparable harm for which injunctive relief is the only adequate remedy. Supplier therefore agrees that Aastrom shall have the right to seek injunctive or other immediate relief from any United States court or tribunal of competent jurisdiction to prevent or stop any violations of those Supplier obligations. Should Aastrom desire to seek injunctive relief after an arbitration proceeding is commenced by either party, Supplier hereby agrees to the filing of such action according to the terms of this paragraph.
25 FORCE MAJEURE
Failure of either party to perform its obligations under this Agreement shall not subject such party to any liability to the other party if such failure is caused by any cause beyond the reasonable control of such nonperforming party, including, but not limited to, acts of God, fire, explosion, flood, drought, war, riot, terrorism, sabotage, embargo, strikes or other labor trouble or a national health emergency.
26 RISK MITIGATION
26.1	Upon termination of Agreement, Supplier agrees to provide reasonable technical support at Supplier’s published engineering rates for the transfer of manufacturing technology to an alternative manufacturer chosen by Aastrom to conduct final manufacture, package and test of the Product (“Backup Manufacturer”), in the event that;
26.1.1	Supplier, for a period of one hundred and fifty (150) days from the date of receipt of the associated purchase order, is unable to manufacture all of Aastrom’s orders for any reason, or

26.1.2	Supplier fails or refuses to meet Aastrom’s orders for the Product pursuant to the terms of this Agreement.

27 INSURANCE
Supplier shall maintain during the term of this Agreement, and for a reasonable period thereafter, general liability insurance and product liability insurance, which insurances shall be in amounts and of a type customarily maintained by companies similarly situated. Each such insurance shall provide at least [* * *] ($ [* * *]) U.S. Dollars in coverage per occurrence combined single limit, bodily injury/property damage and [* * *] ($ [* * *]) U.S. Dollars aggregate liability limits. Additionally, Supplier warrants that such insurance will not be changed or canceled without at least thirty (30) days prior written notice to Aastrom.
28 APPENDIX TO THIS AGREEMENT
Included in this Agreement are the following Appendices:
Appendix A – Pricing Schedule and Volume
Appendix B – Customer Supplied Inventory
IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their respective duly authorized officers on the day and year first above written.

Aastrom Bioscience

By: Name:	/s/ Tim Mayleben Tim Mayleben	Date: 11-8-10
Title:	CEO

ATEK Medical

By: Name:	/s/ Scott Fetzer Scott Fetzer	Date: 08/NOVEMBER/2010
Title:	Sr VP Business Growth

* * * Text Omitted and Filed Separately
with the Secretary of the Commission
Confidential Treatment Requested

APPENDIX A
Pricing Schedule and Volume
[* * *]

* * * Text Omitted and Filed Separately
with the Secretary of the Commission
Confidential Treatment Requested

APPENDIX B
Customer Supplied Inventory
[* * *]

* * * Text Omitted and Filed Separately
with the Secretary of the Commission
Confidential Treatment Requested